Exhibit 99.1
ASGN Incorporated Reports Solid Second Quarter 2020 Results

July 29, 2020

RICHMOND, VA.-- (BUSINESS WIRE) -- ASGN Incorporated (NYSE: ASGN), one of the foremost providers of information technology (IT) and professional services in the technology, digital, creative, engineering, life sciences and government sectors, reported financial results for the quarter ended June 30, 2020.

Second Quarter 2020 Highlights

•Revenues were $936.8 million compared with $972.3 million in the second quarter of 2019
•Net income was $48.8 million ($0.92 per diluted share), up 13.3 percent year-over-year
•Adjusted Net Income (a non-GAAP measure) was $61.7 million ($1.17 per diluted share), up 4.7 percent year-over-year
•Free cash flow (a non-GAAP measure) was $178.8 million, or 19.1 percent of revenues
•Adjusted EBITDA (a non-GAAP measure) was $106.2 million (11.3 percent of revenues), compared with $114.2 million (11.7 percent of revenues) in the second quarter of 2019
•Cash and Cash Equivalents were $207.9 million at quarter end and there were no outstanding borrowings under the $250.0 million revolving credit facility at June 30, 2020
•Senior Secured Debt leverage ratio (a non-GAAP measure) was 1.10 to 1 at June 30, 2020 (maximum allowable Senior Secured Debt leverage ratio of 4.25 to 1)

Management Commentary

“ASGN’s business demonstrated resiliency in the second quarter of 2020,” said ASGN President and Chief Executive Officer, Ted Hanson. “Revenues for the quarter totaled $936.8 million, down 3.6 percent from the second quarter of 2019. These results were better than our internal expectations for the quarter and well ahead of the illustrative scenarios we offered in lieu of financial guidance. Compared to the mid-point of these illustrative scenarios, revenues for Q2 were 4.1 percent higher and Adjusted EBITDA margin was 110 basis points higher. Declines in our commercial business continued through the first half of the quarter, flattened in the second half and have remained stable through the first three weeks of the third quarter. Our government business remained strong throughout the second quarter. Based on current trends, we now believe we have enough visibility into the second-half of the year to reinstate guidance.”

Mr. Hanson continued, “As we look toward the remainder of 2020, we will continue to execute against our current contracts while bidding on new work to drive growth and profitability for our company. Our diverse client base bolstered by the steadiness of government sector work and a growing market share of large commercial accounts provide us further stability. These factors, along with our increasingly IT-centric business model and solid balance sheet, position ASGN for continued growth.”

Second Quarter 2020 Financial Results - Summary

(In millions, except per share data)	Q2 2020	Q2 2019	% Chg.
Revenues	$936.8	$972.3	(3.6)%
Net Income	$48.8	$43.1	13.3%
Earnings per diluted share	$0.92	$0.81	13.6%
Cash provided by operating activities	$186.1	$96.5	92.8%

Non-GAAP Financial Measures(1)
Adjusted Net Income	$61.7	$58.9	4.7%
Adjusted Net Income per diluted share	$1.17	$1.10	6.4%
Adjusted EBITDA	$106.2	$114.2	(7.1)%
Free cash flow	$178.8	$88.1	102.7%
_______
(1) Reconciliations of net income to non-GAAP financial measures are included in the tables that accompany this release.

Revenues were $936.8 million, down 3.6 percent year-over-year, primarily related to declines in our commercial business as a result of the COVID-19 pandemic. The difference in Billable Days and changes in foreign currency exchange had a negligible effect on revenues year-over-year. Revenues included the contribution from Blackstone Federal, which was acquired in the first quarter of 2020.

Revenues from our two largest divisions, Apex Systems and ECS, which in the aggregate accounted for 79.9 percent of consolidated revenues, were up 4.4 percent year-over-year. Our other three divisions, which include our creative marketing and permanent placement divisions, were down double-digits year-over-year.

Revenues from our commercial business (Apex and Oxford Segments), totaled $697.1 million (74.4 percent of consolidated revenues) and were down 10.8 percent year-over-year. Included in our commercial business, permanent placement revenues were $20.7 million (2.2 percent of consolidated revenues), down from $37.3 million (3.8 percent of consolidated revenues) in the second quarter of 2019.

Revenues from our ECS Segment were $239.7 million (25.6 percent of consolidated revenues), up 25.8 percent year-over-year. This increase was driven by, among other things, high growth in revenues from artificial intelligence and machine learning solutions, new contract awards and the contribution from Blackstone Federal.

Gross profit was $260.8 million, down $24.5 million year-over-year. Gross margin was 27.8 percent, compared with 29.3 percent in the second quarter of 2019. The compression in gross margin related to the high growth of ECS relative to other divisions and the decline in permanent placement revenues. Contract gross margin (which excludes permanent placement) was 29.0 percent in the aggregate for the Apex and Oxford Segments, up approximately 40 basis points year-over-year, and was 18.3 percent for ECS, which was flat year-over-year.

Selling, general and administrative (“SG&A”) expenses were $172.2 million (18.4 percent of revenues), compared with $198.8 million (20.4 percent of revenues) in the second quarter of 2019. The 200 basis point improvement in the SG&A expense margin reflected, among other things, lower incentive compensation (commissions and bonuses), travel and entertainment, healthcare and stock-based compensation expenses.

Interest expense was $9.7 million, down from $14.0 million in the second quarter of 2019. The reduction mainly related to a lower average interest rate.

Net income was $48.8 million, up 13.3 percent year-over-year. The increase primarily related to the decrease in SG&A expenses and interest expense.

Liquidity and Capital Resources

The Company's primary source of liquidity is cash flows from operating activities, which have been sufficient to fund working capital and capital expenditure requirements. During the second quarter, the Company generated $186.1 million in cash flows from operating activities, which benefited from the expected reduction in working capital related to the decline in revenues, a reduction in Accounts Receivable Days Sales Outstanding, the deferral of the payment of FICA payroll taxes (approximately $31.1 million) pursuant to the provisions of the CARES Act and lower capital expenditures.

At June 30, 2020, the Company had:
•Cash and cash equivalents of $207.9 million;
•Full availability under its $250.0 million Senior Secured Revolving Credit Facility;
•Outstanding Senior Secured Debt of $490.8 million (term B loan facility due 2025); and
•Senior unsecured notes totaling $550.0 million at 4.625 percent (due 2028).

Borrowings under the Company’s $250.0 Senior Secured Revolving Credit Facility are limited to a maximum Senior Secured Debt leverage ratio (ratio of Senior Secured Debt to trailing 12 months Adjusted EBITDA) of 4.25 to 1.0 in 2020. At June 30, 2020, the Company's Senior Secured Debt leverage ratio was 1.10 to 1.0.
No principal payments are due on any of the Company’s borrowings until maturity.

Third Quarter 2020 Financial Estimates

The Company is providing financial estimates for the third quarter of 2020, which are based on recent operating trends in the business and assume no significant deterioration in the markets ASGN serves. Recent operating trends show a flattening of weekly revenues from our commercial divisions (Apex and Oxford Segments) and continued high growth from our federal government business (ECS Segment). Estimates provided for the third quarter of 2020 are as of the date of this release, and, as such, any worsening of the COVID-19 pandemic could affect our results over the remainder of the quarter.

These estimates do not include any acquisition, integration or strategic planning expenses and assume no significant change in current foreign exchange rates. Full company financial estimates and reconciliations of estimated net income to the estimated non-GAAP financial measures are included in the tables that accompany release.

(in millions, except per share data)	Low	High
Revenues	$913.0	$938.0
Gross margin	27.5%	27.8%
SG&A expenses	$171.0	$173.5
Effective tax rate(1)	27.0%	27.0%
Net income	$42.4	$47.9
Earnings per diluted share	$0.80	$0.90
Diluted shares outstanding	53.0	53.0

Non-GAAP Financial Measures(2)
Adjusted EBITDA	$96.7	$104.2
Adjusted Net Income(3)	$55.0	$60.5
Adjusted Net Income Per Diluted Share(3)	$1.04	$1.14

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(1) Estimated effective tax rate before any excess tax benefits related to stock-based compensation.
(2) Reconciliations of net income to non-GAAP financial measures are included in the tables that accompany this release.
(3) Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $7.4 million each quarter, or $0.14 per diluted share, and represent the economic value of the tax deduction that ASGN receives from the amortization of goodwill and trademarks.

The financial estimates above are based on an estimate of “Billable Days”, which are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. For the third quarter of 2020, the number of "Billable Days" is estimated to be 64.0, one additional day than the third quarter of last year. Each Billable Day (Apex and Oxford combined) is approximately $10.5 million, excluding permanent placement revenues.

Conference Call

The Company will hold a conference call today at 5:00 p.m. EDT to review its financial results for the second quarter. The dial-in number is 877-407-0792 (+1-201-689-8263 for callers outside the United States), and the conference ID number is 13704926. Participants should dial in ten minutes before the call. The prepared remarks, supplemental materials and webcast for this call can be accessed at asgn.com.

A replay of the conference call will be available beginning July 29, 2020 at 8:00 p.m. EDT until midnight on August 12, 2020. The access number for the replay is 844-512-2921 (+1-412-317-6671 for callers outside the United States) and the conference ID number is 13704926.

About ASGN Incorporated
ASGN Incorporated (NYSE: ASGN) is one of the foremost providers of IT and professional services in the technology, digital, creative, engineering and life sciences fields across commercial and government sectors. Operating through its Apex, Oxford and ECS segments, ASGN helps leading corporate enterprises and government organizations develop, implement and operate critical IT and business solutions through its integrated offering of professional staffing and IT solutions. ASGN's mission is to be the most trusted partner for companies seeking highly skilled human capital and integrated solutions to fulfill their strategic and operational needs. For more information, visit us at asgn.com.
Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding our anticipated financial and operating performance.
All statements in this news release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance and actual results might differ materially. In particular, we make no assurances that the proposed revenue scenarios outlined above will be achieved. Additional examples of forward-looking statements in this press release include, without limitation, statements regarding the expected impact of the COVID-19 global pandemic on our competitive position and demand for our services; our ability to attract, train and retain qualified staffing consultants, the availability of qualified contract professionals, management of our growth, continued performance and improvement of our enterprise-wide information systems, our ability to manage our litigation matters, the successful integration of our acquired subsidiaries and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March 2, 2020 our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the SEC on May 11, 2020. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

CONSOLIDATED SELECTED FINANCIAL DATA (Unaudited)
(In millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2020	2019	2020	2020	2019
Summary Results of Operations:
Revenues	$936.8	$972.3	$990.5	$1,927.3	$1,896.0
Costs of services	676.0	687.1	709.6	1,385.6	1,346.9
Gross profit	260.8	285.2	280.9	541.7	549.1
Selling, general and administrative expenses	172.2	198.8	197.9	370.1	386.2
Amortization of intangible assets	12.6	13.1	12.1	24.7	26.9
Operating income	76.0	73.3	70.9	146.9	136.0
Interest expense	(9.7)	(14.0)	(11.4)	(21.1)	(28.5)
Income before income taxes	66.3	59.3	59.5	125.8	107.5
Provision for income taxes	17.5	16.2	15.7	33.2	29.5
Net income	$48.8	$43.1	$43.8	$92.6	$78.0

Earnings per share
Basic	$0.93	$0.82	$0.83	$1.76	$1.48
Diluted	$0.92	$0.81	$0.82	$1.74	$1.46

Weighted-average shares outstanding
Basic	52.5	52.8	52.8	52.7	52.7
Diluted	53.0	53.4	53.3	53.1	53.3

Summary Cash Flow Data:
Cash provided by operating activities	$186.1	$96.5	$64.1	$250.2	$140.5
Capital expenditures	(7.3)	(8.4)	(15.3)	(22.6)	(15.9)
Free cash flow (non-GAAP measure)	$178.8	$88.1	$48.8	$227.6	$124.6

Cash used in investing activities	$(7.4)	$(8.3)	$(101.0)	$(108.4)	$(65.3)
Cash provided by (used in) financing activities	$(35.3)	$(84.3)	$6.1	$(29.2)	$(76.9)

	June 30, 2020	December 31, 2019
Summary Balance Sheet Data:
Cash and cash equivalents	$207.9	$95.2
Total current assets	854.6	791.5
Goodwill and intangible assets, net	2,021.9	1,963.4
Total assets	3,065.5	2,941.4
Total current liabilities	357.3	340.9
Working capital	497.3	450.6
Long-term debt	1,032.9	1,032.3
Total stockholders’ equity	1,457.1	1,376.2

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Unaudited)
(In millions except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income	$48.8	$43.1	$92.6	$78.0
Interest expense	9.7	14.0	21.1	28.5
Provision for income taxes	17.5	16.2	33.2	29.5
Depreciation	9.0	10.0	18.3	19.7
Amortization of intangible assets	12.6	13.1	24.7	26.9
EBITDA (non-GAAP measure)	97.6	96.4	189.9	182.6
Stock-based compensation	8.1	13.9	16.8	23.4
Write-off of intangible assets	—	3.3	—	3.3
Acquisition, integration and strategic planning expenses	0.5	0.6	3.0	2.0
Adjusted EBITDA (non-GAAP measure)(1)	$106.2	$114.2	$209.7	$211.3

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income	$48.8	$43.1	$92.6	$78.0
Write-off of intangible assets	—	3.3	—	3.3
Acquisition, integration and strategic planning expenses	0.5	0.6	3.0	2.0
Tax effect on adjustments	(0.1)	(1.0)	(0.8)	(1.4)
Non-GAAP net income	49.2	46.0	94.8	81.9
Amortization of intangible assets	12.6	13.1	24.7	26.9
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(0.1)	(0.2)	(0.1)	(0.5)
Adjusted Net Income (non-GAAP measure)(2)(3)	$61.7	$58.9	$119.4	$108.3

Per diluted share:
Net income	$0.92	$0.81	$1.74	$1.46
Adjustments	0.25	0.29	0.51	0.57
Adjusted Net Income (non-GAAP measure)(2)(3)	$1.17	$1.10	$2.25	$2.03

Weighted-average shares outstanding (diluted)	53.0	53.4	53.1	53.3

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(1) The Company's calculation of Adjusted EBITDA also excludes write-off of loan costs and impairment charges; however, these were zero for all periods presented.
(2) The Company's calculation of Adjusted Net Income also excludes write-off of loan costs, impairment charges and accretion of fair value discount on contingent consideration; however, these were zero for all periods presented.
(3) Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings currently total $7.4 million per quarter (approximately $0.14 per diluted share) and represent the economic value of the tax deduction from the amortization of goodwill and trademarks.

FINANCIAL ESTIMATES FOR Q3 2020
RECONCILIATIONS OF ESTIMATED GAAP TO NON-GAAP MEASURES
(In millions, except per share data)

	Low	High
Net income(1)	$42.4	$47.9
Interest expense	9.5	9.5
Provision for income taxes(2)	15.7	17.7
Depreciation expense(3)	9.1	9.1
Amortization of intangible assets	12.6	12.6
EBITDA (non-GAAP measure)	89.3	96.8
Stock-based compensation	7.4	7.4
Adjusted EBITDA (non-GAAP measure)	$96.7	$104.2

	Low	High
Net income(1)	$42.4	$47.9
Amortization of intangible assets	12.6	12.6
Adjusted Net Income (non-GAAP measure)(4)	$55.0	$60.5

Per diluted share:
Net income	$0.80	$0.90
Adjustments	0.24	0.24
Adjusted Net Income (non-GAAP measure)(4)	$1.04	$1.14

Weighted-average shares outstanding (diluted)	53.0	53.0
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(1)This estimate does not include acquisition, integration and strategic planning expenses, or excess tax benefits related to stock-based compensation.
(2)Estimated effective tax rate is 27.0 percent and does not include excess tax benefits related to stock-based compensation.
(3)Comprised of $8.0 million of depreciation included in SG&A expenses and $1.1 million of depreciation included in costs of services.
(4)Does not include the Cash Tax Savings on Indefinite-lived Intangible Assets. These savings total $7.4 million per quarter ($0.14 per diluted share) and represent the economic value of the tax deduction from the amortization of goodwill and trademarks.

Non-GAAP Financial Measures

Statements in this release and the accompanying financial information include non-GAAP financial measures that are provided as additional information to enhance the overall understanding of the Company's current financial performance and not as an alternative to the consolidated financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"). Management uses these non-GAAP measures (EBITDA, Adjusted EBITDA, Adjusted Net Income, Free Cash Flow, Senior Secured Debt Leverage Ratio and Revenues on a same Billable Days and Constant Currency basis) to evaluate the Company's financial performance. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial information tables that accompany this press release include reconciliations of net income to non-GAAP financial measures.

EBITDA and Adjusted EBITDA provide a measure of the Company's operating results in a manner that is focused on the performance of the Company's core business on an ongoing basis, by removing the effects of non-operating and certain non-cash expenses.

Adjusted Net Income provides a method for assessing the Company's operating results in a manner that is focused on the performance of the Company's core business on an ongoing basis by removing the effects of non-operating and certain non-cash expenses, adjusted for some of the cash flows associated with amortization of intangible assets to more fully present the performance of the Company's acquisitions.

Free cash flow provides useful information to investors about the amount of cash generated by the business that can be used for strategic opportunities.

The Senior Secured Debt Leverage Ratio is a ratio of the Company's Senior Secured Debt to trailing 12 months Adjusted EBITDA and provides information about the Company's compliance with loan covenants.

Revenues calculated on a Same Billable Days and Constant Currency basis provide more comparable information by removing the effect of differences in the number of billable of days and changes in currency exchange rates on a year-over-year basis. Revenues on a Same Billable Days basis are adjusted for the following items: differences in billable days during the period by taking the current-period average revenue per billable day, multiplied by the number of billable days from the same period in the prior year; Billable Days are business days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs, and inclement weather. To calculate revenues on Constant Currency basis, reported revenues are re-translated using foreign exchange rates from the comparable prior year period.

Contact:
Ed Pierce
Chief Financial Officer
818-878-7900

ADDO Investor Relations
Kimberly Esterkin
310-829-5400 / kesterkin@addoir.com